SHARE EXCHANGE AGREEMENT


                                      AMONG


                                NTL INCORPORATED


                                       AND



              THE SHAREHOLDERS OF DIAMOND CABLE COMMUNICATIONS PLC


                            DATED AS OF JUNE 16, 1998



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                                TABLE OF CONTENTS


                                                                            PAGE


                                    ARTICLE I

                              ACQUISITION OF STOCK

Section 1.1    Transfer of Stock...............................................1
Section 1.2    Consideration for Shares........................................1
Section 1.3    Fractional Shares...............................................2


                                   ARTICLE II

                                     CLOSING

Section 2.1    Closing.........................................................2
Section 2.2    Documents to be delivered by Transferors........................3
Section 2.3    Documents to be delivered by NTL................................4
Section 2.4    Board Meetings.  ...............................................4
Section 2.5    Form of Documents to be Delivered...............................5


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

Section 3.1    Representations and Warranties relating to Diamond..............5
Section 3.2    Representations and Warranties of Transferors..................21
Section 3.3    Representations and Warranties of NTL..........................24
Section 3.4    No Counterclaim................................................33


                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1(a) Conduct of Business by Diamond.................................33


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

Section 5.1    Access to Information; Confidentiality.........................37
Section 5.2    Reasonable Best Efforts........................................38
Section 5.3    Stock Options and Stock Appreciation Rights....................39
Section 5.4    Fees and Expenses..............................................41
Section 5.5    Public Announcements...........................................41
Section 5.6    NASDAQ Quotation...............................................42
Section 5.7    Covenant of Transferors........................................42
Section 5.8    Covenant of NTL................................................42
Section 5.9    Standstill Agreements; Confidentiality Agreements..............42
Section 5.10   Conveyance Taxes...............................................43
Section 5.11   Debt Offers....................................................43
Section 5.12   Confidential Information.......................................43
Section 5.13   Shareholders' Agreement........................................44
Section 5.14   Bring-along for Optionholder Shares............................44
Section 5.15   Tag-along for Optionholders Shares.............................44
Section 5.16   No change to Stock Options.....................................45
Section 5.17   Indemnification; Directors and Officers Insurance..............45


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

Section 6.1    Conditions to Each Party's Obligation to Effect the Closing....45
Section 6.2    Conditions to Obligations of NTL...............................48
Section 6.3    Conditions to Obligations of Transferors.......................49

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                                                                            PAGE


Section 6.4    Frustration of Closing Conditions..............................50


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

Section 7.1    Termination....................................................50
Section 7.2    Effect of Termination..........................................52
Section 7.3    Amendment......................................................52
Section 7.4    Extension; Waiver..............................................52
Section 7.5    Procedure for Termination, Amendment, Extension or Waiver......53


                                  ARTICLE VIII

                               GENERAL PROVISIONS

Section 8.1    Survival of Representations, Etc...............................53
Section 8.2    Notices........................................................54
Section 8.3    Definitions....................................................56
Section 8.4    Interpretation.................................................57
Section 8.5    Counterparts...................................................58
Section 8.6    Entire Agreement; No Third-Party Beneficiaries.................58
Section 8.7    Governing Law..................................................58
Section 8.8    Assignment.....................................................58
Section 8.9    Consent to Jurisdiction........................................59
Section 8.10   Headings.......................................................59
Section 8.11   Severability...................................................59
Section 8.12   Liability of AmSouth in its Corporate Capacity.................60


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          SHARE EXCHANGE AGREEMENT dated as of June 16, 1998, among NTL
INCORPORATED, a Delaware corporation ("NTL"), and the shareholders of Diamond Cable Communications plc ("Diamond") set forth on the signature page hereto ("Transferors").

          WHEREAS, each Transferor owns the number of ordinary shares, par value 2.5p per share, and deferred shares, par value 25p per share, of Diamond set forth opposite its name on the signature page hereto (the "Shares").

          WHEREAS, NTL desires to acquire from Transferors, and Transferors desire to transfer to NTL, all of the Shares, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                                    ARTICLE I

                              ACQUISITION OF STOCK

          Section 1.1 Transfer of Stock. Upon the terms and subject to the conditions contained herein, each Transferor will exchange, convey, transfer, assign and deliver to NTL with full title guarantee, and NTL will acquire on the Closing Date (as hereinafter defined), all of the Shares set forth opposite its name on the signature page hereto. Each Transferor shall procure that NTL acquires good title to the Shares to be acquired by it from such Transferor free from all liens, charges, encumbrances, equities and claims whatsoever and together with all rights now or hereafter attaching to them. NTL shall not be obliged to complete the acquisition of any of the Shares unless the acquisition of all the Shares is completed simultaneously.

          Section 1.2 Consideration for Shares. Upon the terms and subject to the conditions contained herein, as consideration for the acquisition of the Shares, on the Closing Date NTL shall transfer to each Transferor



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consideration consisting of one share of common stock, par value $.01 per share, of NTL (the "NTL Common Stock") for (a) each four ordinary shares in Diamond, provided that if the Closing Date shall have occurred before the fourth month anniversary date of the date hereof and the NTL Average Stock Price is $52.00 (the "Maximum Average Stock Price") or more, the consideration for each four ordinary shares will be the number of NTL Common Stock equal in value (at the NTL Average Stock Price) to the Maximum Average Stock Price; provided;
however if the Closing Date shall have occurred after the fourth month anniversary date of the date hereof, then the Maximum Average Stock Price shall increase by $.50 on such date and on each subsequent monthly anniversary date of the date hereof until the Closing Date and (b) each deferred share in Diamond.

          Section 1.3 Fractional Shares. No fractional shares of NTL Common Stock shall be issued pursuant to this Agreement. All fractional shares of NTL Common Stock that a holder of shares of Diamond would otherwise be entitled to receive as a result of the transaction contemplated hereby shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the closing sale price of the NTL Common Stock on the NASDAQ on the trading day immediately preceding the Closing Date by the fraction of a share of NTL Common Stock to which such holder would otherwise have been entitled.


                                   ARTICLE II

                                     CLOSING

          Section 2.1 Closing. The Closing of the transactions contemplated herein (the "Closing") shall be held at 9:00 a.m., local time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, on the third Business Day after the day in which all of the conditions set out in Article VI hereof have been satisfied or been waived (the "Closing


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Date") unless NTL and the Transferors' Representative (as hereinafter defined)
otherwise agree.

          Section 2.2 Documents to be Delivered by Transferors. At Closing, Transferors shall deliver to NTL the following:

          (a) duly executed transfers of the Shares by the registered holders in favour of NTL or such person or persons nominated by NTL, the share certificates and any additional documentation necessary to establish the transferor's title to the Shares, to authorize the execution of such transfers and to allow the transferees (subject to due stamping) to be registered in the Register of Members of Diamond as holders of the Shares;

          (b) the common seal, statutory books and other record books of Diamond and its subsidiaries written up to Closing;

          (c) the certificates in respect of all issued shares in the subsidiaries of Diamond and duly executed transfers in respect of such shares not registered in the name of Diamond or a subsidiary of Diamond in favour of NTL or a person nominated by NTL;

          (d) statements of balances at a date not more than seven days prior to Closing on all bank accounts of Diamond and its subsidiaries;

          (e) the resignation letters referred to in Section 2.4 below;

          (f) an unqualified letter of resignation from the auditors of Diamond and its subsidiaries in the form prescribed by Section 394, UK Companies Act 1985;

          (g) duly executed powers of attorney in the approved terms in respect of the rights attaching to the Shares;


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          (h) evidence reasonably satisfactory to NTL that:

               (i) all sums owed by Diamond or its subsidiaries to any Transferor or their Affiliates or by any Transferor or their Affiliates to Diamond or any of its subsidiaries have been repaid; and

               (ii) any guarantees granted or, security or indemnities given by Diamond or any of its subsidiaries in respect of obligations of any Transferor or its Affiliates, have been released or discharged;

          (i) evidence reasonably satisfactory to NTL as to the termination of the management agreement dated as of June 1, 1994 between ECE Management Company and Diamond Cable Limited as subsequently assigned by the parties to ECE Management International and Diamond respectively. The Transferors hereby agree, and shall cause Diamond to agree, that, effective on the Closing Date, the shareholders agreement, dated September 1, 1994 among European Cable Capital Partners, L.P., AmSouth Bank of Alabama, as Trustee, C.G.T. Family Corporation, GS Capital Partners L.P., William W. McDonald and Diamond shall be terminated; and Investor Investments AB, DCI Partners and European Cable Capital Partners L.P. agree that, effective on the Closing Date, the Relationship Agreements dated October 12, 1994 and June 21, 1996, respectively, shall be terminated, in each case without liability to any of the parties to such agreements.

          (j) a schedule setting forth each Transferors' tax basis (cost) as determined under U.S. tax principles in all ordinary shares of Diamond and deferred shares of Diamond, if any.

          Section 2.3 Documents to be Delivered by Ntl. NTL shall deliver to each Transferor the shares of NTL Common Stock as set out in Section 1.2 and, if applicable, cash for fractional shares as set out in Section 1.3.

          Section 2.4 Board Meetings. Each Transferor shall procure (i) the holding of a meeting of the board


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of directors of Diamond and each of its subsidiaries immediately prior to the
Closing at which board resolutions in the approved terms shall be passed and
(ii) duly executed resignation letters in the approved terms from all of the directors of Diamond and its subsidiaries with effect from the end of such board meeting.

          Section 2.5 Form of Documents to be Delivered. All instruments and documents executed and delivered to NTL pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to NTL. All instruments and documents executed and delivered to Transferors pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Transferors' Representative. All documents in the approved terms shall be deemed to be in a form reasonably satisfactory to NTL and Transferor's Representative.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          Section 3.1 Representations and Warranties Relating to Diamond. Except as fairly disclosed in the Diamond SEC Documents (as defined in Section 3.1(e)) or as set forth on the Disclosure Schedule delivered by Transferors to NTL in connection with the execution of this Agreement (the "Transferors Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, each Transferor severally and not jointly represents and warrants to NTL as follows:

          (a) Organization, Standing and Corporate Power. (i) Each of Diamond and its subsidiaries (as defined in Section 8.7) is a corporation duly organized and validly existing under the laws of England and Wales and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Diamond and its subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the nature of its business



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or operations makes such licensing necessary except where such failure would not individually or in the aggregate have a material adverse effect on Diamond. Due compliance has been made with all the provisions of the UK Companies Act 1985 and other legal requirements, in connection with the formation of Diamond and its subsidiaries, the allotment, issue, purchase and redemption of shares, debentures and other securities in Diamond and its subsidiaries, any reduction of the authorized and issued share capital of Diamond or any of its subsidiaries, any amendment to the memorandum or articles of association of Diamond or any of its subsidiaries and the passing of resolutions and the payment of dividends by Diamond and its subsidiaries. Each of Diamond and its subsidiaries is not in breach of the provisions of its articles of association.

               (ii) Complete and correct copies of the memorandum and articles of association of Diamond, as amended to date have been filed as Exhibits to the Diamond SEC Documents (as defined below).

               (iii) In all material respects, the statutory books and minute books of Diamond contain accurate records of all meetings and accurately reflect all other actions taken by the shareholders, the Board of Directors and all committees of the Board of Directors of Diamond since Diamond's incorporation.

          (b) Subsidiaries. Exhibit 21 to Diamond's Annual Report on Form 10K for the Year Ended December 31, 1997 ("Diamond's Form 10K") sets forth all the subsidiaries of Diamond. Except as set forth in Section 3.1(b) of the Transferors Disclosure Schedule, all such outstanding shares of or other equity interests in, each such subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Diamond, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital


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stock or other ownership interests) and represent the entire allotted and issued share capital of each company.

          (c) Capital Structure. The authorized share capital of Diamond consists of 150,000,000 ordinary shares and six (6) deferred shares. As of the date hereof: (i) 59,138,791 ordinary shares and six (6) deferred shares were issued and outstanding and the shares comprised all of the shares in Diamond issued and outstanding; (ii) 870,500 ordinary shares of Diamond were reserved for issuance pursuant to the Senior Management Option Scheme, a complete and correct copy of the rules of which has been made available to NTL (such scheme, the "Stock Plan") and (iii) 654,000 ordinary shares of Diamond were reserved for issuance pursuant to an option agreement dated January 7, 1995 between Diamond and CGT Family Corporation, a complete and correct copy of which has been made available to NTL (such agreement, the "CGT Option Agreement"). As of the date hereof, Section 3.1(c) of the Transferors Disclosure Schedule sets forth a complete and correct list of the number of Shares subject to employee share options or other rights to purchase or receive Shares granted under the Stock Plan (collectively, "Stock Options"), the dates of grant and exercise prices thereof. All outstanding shares of Diamond are, and all shares which may be issued prior to the Closing Date will be, when issued, duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 3.1(c) and in Section 3.1(c) of the Transferors Disclosure Schedule and except for changes since May 15, 1998 resulting from the issuance of Shares pursuant to the Stock Options or the CGT Option Agreement, (x) there are not issued, reserved for issuance or outstanding (A) any shares or other securities or loan capital of Diamond, (B) any securities of Diamond or any Diamond subsidiary convertible into or exchangeable or exercisable for shares or securities or loan capital of Diamond, (C) any warrants, calls, options or other rights to acquire from Diamond or any Diamond subsidiary, and any obligation of Diamond or any Diamond subsidiary to issue, shares or other securities or loan capital of Diamond and
(y) there are no outstanding obligations of Diamond or any Diamond subsidiary to repurchase, redeem or otherwise acquire any such


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securities or loan capital or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or loan capital. Except as set forth in
Section 3.1(c) of the Transferors Disclosure Schedule, there are no outstanding
(A) securities of Diamond or any Diamond subsidiary convertible into or exchangeable or exercisable for shares or other securities or ownership interests or loan capital in any Diamond subsidiary, (B) warrants, calls, options or other rights to acquire from Diamond or any Diamond subsidiary, and any obligation of Diamond or any Diamond subsidiary to issue, any shares, or other securities or ownership interests or loan capital in, or any securities convertible into or exchangeable or exercisable for any shares, securities or ownership interests or loan capital in, any Diamond subsidiary or (C) obligations of Diamond or any Diamond subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities or loan capital of Diamond subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or loan capital. Except as set forth in Section 3.1(c) of the Transferors Disclosure Schedule, neither Diamond nor any Diamond subsidiary is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of the Stock Options or under the CGT Option Agreement, antidilutive rights with respect to, any securities or loan capital of the type referred to in the two preceding sentences. Other than the Diamond subsidiaries, Diamond does not directly or indirectly beneficially own, any securities or other beneficial ownership interests in any other entity.

          (d) Noncontravention. Except as set forth in Section 3.1(d) of the Transferors Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets


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of Diamond or any of its subsidiaries under, (i) the memorandum of association or articles of association of Diamond or any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Diamond or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Diamond or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Diamond or (y) reasonably be expected to impair in any material way the ability of any Transferor to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority (a "Governmental Entity") is required by or with respect to Transferors or Diamond or any of its subsidiaries in connection with the execution and delivery of this Agreement by Transferors or the consummation by Transferors of the transactions contemplated by this Agreement, except for (1) such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (2) receipt of the Required British Approvals (as defined); and (3) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on Diamond or (y) reasonably be expected to impair in any material way the ability of Transferors to perform their respective obligations under this Agreement.

          (e) SEC Documents; Undisclosed Liabilities; Financial Statements.

               (i) Diamond has filed all required registration statements, prospectuses, reports,


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schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed with the SEC since January 1, 1996 (the "Diamond SEC Documents"). As of their respective dates, the Diamond SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Diamond SEC Documents, and none of the Diamond SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (ii) The financial statements of Diamond included in the Diamond SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the
          SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Diamond and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as reflected in such financial statements or in the notes thereto neither Diamond nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on Diamond.


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               (iii) The management accounts of Diamond and its subsidiaries for the period from January 1, 1998 to April 30, 1998 have been prepared on a substantially consistent basis as that adopted for the financial statements included in the Diamond SEC Documents and fairly present, in all material respects the operating results, working capital position and net indebtedness of Diamond and its subsidiaries as at and for the period ended on the date to which they have been prepared subject to normal quarterly and annual closing adjustments and subject to the absence of (i) a statement of cash flows and (ii) explanatory notes that would each be included in financial statements prepared in accordance with generally accepted accounting principles.

          (f) Absence of Certain Changes or Events. Except (x) as disclosed in
Section 3.1(f) of the Transferors Disclosure Schedule, (y) as permitted by
Section 4.1(a) or (z) as disclosed in any Diamond SEC Document filed since December 31, 1997 and prior to the date hereof, since December 31, 1997 Diamond and its subsidiaries have conducted their business only in the ordinary and usual course and since such date there has not been (i) any material adverse change in Diamond, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares, other securities or property) with respect to any of Diamond's shares, (iii) any split, combination or reclassification of any of Diamond's shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for Diamond's shares except for issuances of ordinary shares upon the exercise of Stock Options awarded prior to the date hereof in accordance with their present terms, or pursuant to the CGT Option Agreement in accordance with its present terms (iv)(A) any granting by Diamond or any of its subsidiaries to any current or former director, executive officer or any of the persons identified as a key employee of Diamond or its subsidiaries in Section 3.1(f) of Transferors' Disclosure Schedule (the "Key Employees") of any increase in compensation, bonus or


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other benefits, except for normal increases as a result of promotions, normal increases of base pay in the ordinary and usual course of business or as required under any employment agreements in effect as of December 31, 1997, (B) any granting by Diamond or any of its subsidiaries to any such current or former director, executive officer or Key Employee of any increase in severance or termination pay, or (C) any entry by Diamond or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or Key Employee, (v) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by Diamond materially affecting its assets, liabilities or business,
(vi) any tax election, notice, claim agreement or surrender that individually or in the aggregate would have a material adverse effect on Diamond or any of its subsidiaries or tax attributes or any settlement or compromise of any material Taxation (as hereinafter defined) liability, or (vii) any action taken by Diamond or any of the Diamond subsidiaries during the period from December 31, 1997 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Closing Date would constitute a breach of
Section 4.1(a).

          (g) Compliance With Applicable Laws; Litigation.

               (i) Diamond and its subsidiaries, and the respective employees of Diamond and its subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the respective businesses of Diamond and its subsidiaries (the "Diamond Permits"), except where the failure to have any such Diamond Permits individually or in the aggregate would not have a material adverse effect on Diamond. Diamond and its subsidiaries are, and have at all times been, in compliance with the terms of the Diamond Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate, would not have a


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          material adverse effect on Diamond. No action, demand, requirement, investigation or proceeding by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Diamond or any of its subsidiaries or any of their respective properties is existing or pending or, to the knowledge (as defined in Section 8.7) of Transferors, threatened other than, in each case, those the outcome of which individually or in the aggregate would not
          (A) have a material adverse effect on Diamond or (B) reasonably be expected to impair in any material way the ability of Transferors to perform their respective obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or the obligations of Diamond or any of its subsidiaries under any contract with any third party.

               (ii) Except as set forth in Section 3.01(g) of the Transferor Disclosure Schedule (x) neither Diamond nor any Diamond subsidiary is subject to any outstanding order, judgment, injunction or decree or is a party to any undertaking or assurance given to any court, governmental agency or other regulatory body which is still in force and (y) to the knowledge of Transferors, there is no proceeding or threatened proceeding which may result in Diamond or any Diamond subsidiary becoming subject to any such order, judgement, injunction or decree or being required to be a party to any such undertaking or assurance.

               (iii) Diamond and its subsidiaries have obtained the necessary licences pursuant to the Wireless Telegraphy Act 1949, the Telecommunications Act 1984 the Cable and Broadcasting Act 1984, the Broadcasting Act 1990 (as amended) and the Broadcasting Act 1996 to enable them to engage in the cable television and telecommunications business as described in the Diamond SEC Document (together "the Licences"). All the Licences are listed in Section 3.1(g)(iii) of the Transferors


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          Disclosure Schedule and copies have been supplied to NTL. Except as set forth in Section 3(g)(iii) of the Transferors

          Disclosure Schedule, the Licences are (A) in full force and effect in accordance with the copies supplied to NTL; (B) have been complied with in all material respects including, without limitation, any build obligations set out in such licences as currently in effect; and (C) all fees due and payable to date in respect of such licences have been paid in full. There are no circumstances which indicate that any of the Licences will or may be amended in any material respect, revoked or not renewed, in whole or in part, in the ordinary and usual course of events and neither the Closing nor the performance by any party of their obligations under this Agreement will, or is reasonably likely to, give rise to any of the foregoing. No objection has been made by the DTI, the ITC or the Director General of Telecommunications and no proceedings have been threatened by any relevant authority (including without limitation by any relevant local authority) which would, if successful, have a material adverse effect on the business of Diamond, in relation to any construction program of Diamond and its subsidiaries, taken as a whole, for the construction of their prospective cable television and telecommunications systems.

          (h) Incentive Compensation/Benefit Plans. Diamond has delivered to NTL true and complete copies of the documents listed in Section 3.1(h) of the Transferors Disclosure Schedule.

               (i) With respect to any employee benefit plans and arrangements of Diamond and its subsidiaries (the "Diamond Benefit Plans"), Diamond, its subsidiaries and any Diamond Benefit Plans have been operated, and are, in compliance with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable laws.

               (ii) No Diamond Benefit Plan is subject to Title IV of ERISA or is a "multiemployer plan"



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


          within the meaning of Section 3(37) of ERISA. Neither Diamond nor any of its subsidiaries has incurred any unsatisfied liability under Title IV of ERISA. None of Diamond nor any of its subsidiaries has any contingent liability under Section 4204 of ERISA.

               (iii) "Schemes" means all and each of the pension schemes identified in Section 3.1(h)(iii) of the Transferors Disclosure Schedule, and "Scheme Documents" means the documents relating to the Schemes identified in Section 3.1(h)(iii) of the Transferors Disclosure Schedule. The Scheme Documents have been made available to NTL and comprise all the material documents governing the Schemes. Except pursuant to the Schemes or as required by applicable law, neither Diamond or any of its subsidiaries have paid, provided or contributed towards and are not under any obligation (whether or not legally enforceable) to pay, provide or contribute towards any retirement/death/disability benefit for or in respect of any present or past officer employee (or any spouse, child or dependant of any of them) of Diamond or any of its subsidiaries. The Schemes are approved by the Board of the Inland Revenue as an exempt approved Scheme (within the meaning of Section 592, Income Taxes and Corporation Act
          1988).

               (iv) The Scheme Documents correctly describe in all material respects all the benefits which are paid or which may become payable under the Schemes. The Schemes have at all times, in all material respects, been operated, and employees have been eligible to join the Schemes, in accordance with the provisions governing them and all applicable laws and fiscal and other regulatory requirements. All amounts due to the Schemes from Diamond or any of its subsidiaries have been paid and were properly assessed and calculated in accordance with the provisions governing the Schemes. There are no actions, suits, complaints or claims pending or threatened against Diamond or any of its subsidiaries or the trustees of the Schemes.

          The Schemes provide only money purchase benefits (as defined in Section 181 of the Pension Schemes Act 1993) and lump sum death benefits. The rates of contributions payable by Diamond and its subsidiaries have been shown in Section 3.1(h)(iv) of the Transferors Disclosure Schedule. The liability for all lump sum death benefits which may become payable under the Schemes is fully insured with a reputable insurance company on normal terms and at normal rates with all lives assured being treated as enjoying good health and all premiums have been properly paid.

               (i) Taxes. (i) Each of Diamond and its subsidiaries has filed all material Tax (as defined herein) returns, claims, applications, computations and reports required to be filed by it and all such returns, claims, applications, computations and reports are complete and correct in all material respects, or requests for extensions to file such returns, claims, applications, computations and reports have been timely filed, granted and have not expired. Except as described in Section 3.1(i) of the Transferors Disclosure Schedule, Diamond and each of its subsidiaries has paid all Taxes (as defined herein) which it or they have become liable to pay and it or they are not now, and have never been, under a liability to pay any fine, surcharge, penalty or interest in connection with any Taxes. The most recent financial statements contained in the Diamond SEC Documents reflect an adequate reserve in accordance with GAAP for all Taxes payable by Diamond and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

               (ii) Except as described in Section 3.1(ii) of the Transferors Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted or assessed against Diamond or any of its subsidiaries that are not adequately reserved for. Diamond has never been included as a member of any United States consolidated tax group and neither Diamond nor any of its subsidiaries are or have ever been liable for Taxes levied in any jurisdiction other than the United Kingdom.

               (iii) As used in this Agreement, "Tax", "Taxes" or "Taxation" shall include all (x) national, state, provincial or local, corporate, capital, income, property, sales, use, occupation, lease, excise, value added, stamp duty, stamp duty reserve and other taxes or similar governmental charges, including any interest, penalties, fines, charges or additions with respect thereto, (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary, group or consortium, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or agreement relating to tax relief or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

          (j) Brokers. Except pursuant to advisory fee letters previously made available by Diamond to NTL, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Diamond.

          (k) Intellectual Property. Diamond and its subsidiaries own or have a valid license to use all trademarks, service marks, trade names, patents and copyrights (including any registrations or applications for registration of any of the foregoing) (collectively, the "Diamond Intellectual Property") necessary to carry on their respective businesses substantially as currently conducted. Neither Diamond nor any such subsidiary has received any notice of infringement of or conflict with, and, to Diamond's knowledge, there are no infringements of or conflicts (i) with the rights of others with respect to the use of, or (ii) by others with respect to, any Diamond Intellectual Property that individually or in the aggregate, in either such case, would have a material adverse effect on Diamond.

          (l) Certain Contracts. Except as set forth in Section 3.1(l) of the Transferors Disclosure Schedule, (A) neither Diamond nor any of its subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of Diamond and its subsidiaries (including, for purposes of this Section 3.1(l), NTL and its subsidiaries, assuming the transactions contemplated hereby have taken place), taken as a whole, is or would be conducted, (iii) any agreement or arrangement between Diamond or any Diamond subsidiary, on the one hand, and any Transferor or its Affiliate (as defined in Section 8.3 below), on the other, (iv) any contract or other agreement which would prohibit or materially delay the consummation of any of the transactions contemplated by this Agreement, (v) any partnership, joint venture, European Economic Interest Grouping or consortium agreement or any agreement for sharing income, or (vi) any agreement or arrangement which is liable to be terminated by another party or under which rights of any person are liable to arise or be affected as a result of any change in the control, management or shareholders of Diamond and (B) none of Diamond or any subsidiary of Diamond is subject to any agreements related to indebtedness for borrowed money ("Debt Agreements"). (All contracts of the type described in clauses
(A)(i), (ii),(iii), (iv), (v) and (vi) and all Debt Agreements being referred to herein as "Diamond Material Contracts"). Each Diamond Material Contract is valid and binding on Diamond (or, to the extent a Diamond subsidiary is a party, such entity) and is in full force and effect, and Diamond and each Diamond subsidiary have in all material respects performed all their respective obligations required to be performed by them to date under each Diamond Material Contract, except where such noncompliance, individually or in the aggregate, would not have a material adverse effect on Diamond. Neither Diamond nor any Diamond subsidiary knows of, or has received notice of, any violation or default under (nor, to the knowledge of Transferors, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Diamond Material Contract.

          (m) Employees. (i) True and complete particulars relating to the employment of each of the Key Employees are contained in Section 3.1(m) of the Transferors Disclosure Schedule including, (A) period of continuous employment;
(B) job title or job function and workplace location; (C) all terms and conditions of employment (including entitlement to annual salary and arrangements relating to hours of work (including any agreement with any Key Employee to extend such hours of work) private medical care, permanent health insurance and company cars); and (D) details of any other benefits including but not limited to profit sharing, bonus, commission or other incentive arrangements whether provided on a contractual or discretionary basis. There are no employees of Diamond or any of its subsidiaries on which the business of Diamond is substantially dependent other than the Key Employees.

               (ii) Copies of any handbooks or works rules or procedures (including any disciplinary or grievance procedures) and all collective, procedural, recognition or other agreements (whether written or oral) with any trade union, works council or other staff association or representative and details of any arrangements relating to the election of any person as such a representative have been made available to NTL.

               (iii) Diamond has in all material respects complied with all its obligations to, and no amount which is in arrears or unpaid is due to or in respect of, any of the employees of Diamond or any of its subsidiaries ("the Employees") arising out of or in connection with:
          (A) any of their terms and conditions of employment and/or customs and practices related thereto; (B) any statutes and regulations relevant to their employment including, but not limited to, those relating to discrimination by reason of sex, race or disability, any duties to inform and consult employees and/or their representatives and any obligation to make payments to the UK Inland Revenue and to pay National Insurance contributions; and/or (C) any orders and awards made in relation to them or any of them.

               (iv) Except as set forth in Schedule 3.1(m)(iv) of the Transferors Disclosure Schedule there are no arrangements, whether contractual or otherwise, entitling any of the Employees to any payment or other benefits arising from the transactions contemplated hereby.

               (v) Except as described in Section 3.1(m)(v) of the Transferors Disclosure Schedule there are no agreements or arrangements for the payment of allowances, lump sums or other benefits on death or during any periods of sickness or disablement for the benefit of any of the Employees or their dependants.

               (vi) No trade union is recognized in relation to any of the Employees nor has Diamond or any of its subsidiaries entered into any collective agreements relating to any of the Employees and nor is there any works council or other staff association in existence in relation to any of the Employees and no person has been elected as a representative of any of the Employees nor have any arrangements been made for any such election.

         (n) Insolvency. No receiver or administrative receiver has been appointed of the whole or any part of the assets or undertaking of Diamond or any of its subsidiaries. No administration order has been made in relation to Diamond or any of its subsidiaries and no petition for such an order has been presented. No proposal for a voluntary arrangement between Diamond or any of its subsidiaries and any of their respective creditors (or any class of them) has been made to or is in the contemplation of Diamond or any of its subsidiaries. No petition has been presented, no order has been made and no resolution has been passed for the winding-up of Diamond or any of its subsidiaries. Neither Diamond nor any of its subsidiaries has stopped payment to its creditors nor is any of them insolvent or unable to pay its debts as and when they fall due. No unsatisfied judgement is outstanding against Diamond or any of its subsidiaries.

          Section 3.2. Representations and Warranties of Transferors. Each Transferor severally and not jointly, as to itself only represents and warrants to NTL:

          (a) Organization, Standing and Corporate Power. Except for Transferors that are individuals, such Transferor is a corporation, partnership or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized.

          (b) Authority; Noncontravention. Except for Transferors that are individuals, such Transferor has all requisite corporate power and authority to enter into this Agreement (or partnership). Except for Transferors that are individuals, the execution and delivery of this Agreement by such Transferor and the consummation by Transferor of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate (or partnership) action on the part of such Transferor. This Agreement has been duly executed and delivered by Transferor and, assuming the due authorization, execution and delivery by NTL and each other Transferor, constitutes the legal, valid and binding obligation of Transferor, enforceable against Transferor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy and similar laws or by general principles of equity (whether considered in a proceeding in equity or at law). Except as set forth in Section 3.2(b) of the Transferors Disclosure Schedule, the execution and delivery of this Agreement by such Transferor do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by such Transferor will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of such Transferor or, if applicable, any of its subsidiaries under, (i) the memorandum of association or by-laws (or other governing documents) of such Transferor, (ii) any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to such Transferor or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Transferor or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not impair in any material way the ability of such Transferor to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Transferor in connection with the execution and delivery of this Agreement by Transferor or the consummation by Transferor of the transactions contemplated by this Agreement, except for (1) such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (2) receipt of the Required British Approvals (as defined); and (3) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not impair in any material way the ability of Transferor to perform its obligations under this Agreement.

          (c) Title, Absence of Liens. Except as set forth in Section 3.2(c) of the Transferors Disclosure Schedule, all Shares set forth opposite Transferor's name on the signature page hereto are hereto owned directly or indirectly by Transferor, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

          (d) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Transferor.

          (e) Investment Intent; Private Placement.

               (i) Such Transferor is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in equity securities presenting an investment decision like that involved in the acquisition of the NTL Common Stock. Such Transferor or its counsel, accountants or other investment advisers have requested, received, reviewed and considered all information deemed relevant by them in making an informed decision to acquire the NTL Common Stock.

               (ii) Such Transferor is acquiring the NTL Common Stock for investment for its own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act. Such Transferor has no present intention of selling, granting any participation in, or otherwise distributing such NTL Common Stock, except in compliance with the Securities Act or pursuant to an available exemption thereunder.

               (iii) Such Transferor understands that the NTL Common Stock which it is to receive under this Agreement has not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of each Transferor's investment intent as expressed herein. Each Transferor is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Each Transferor further understands that the certificate(s) representing the NTL Common Stock shall bear the following legend:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

          Section 3.2 Representations and Warranties of NTL. Except as fairly disclosed in the NTL SEC Documents (as defined in Section 3.3(e)) or as set forth on the Disclosure Schedule delivered by NTL to Transferors prior to the execution of this Agreement (the "NTL Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, NTL represents and warrants to Transferors as follows:

          (a) Organization, Standing and Corporate Power.

               (i) Each of NTL and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect on NTL. Each of NTL and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on NTL.

               (ii) NTL has delivered to Transferors prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, as amended to date.

          (b) Subsidiaries. Except as set forth in Section 3.3(b) of the NTL Disclosure Schedule, Exhibit 21 to NTL's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 includes all the subsidiaries of NTL which as of the date of this Agreement are subsidiaries. Except as set forth in
Section 3.3(b) of the NTL Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each such subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by NTL, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

          (c) Capital Structure. As of the date hereof, the authorized capital stock of NTL consists of 100,000,000 shares of NTL Common Stock and 2,500,000 shares of preferred stock, par value $.01 per share, of NTL ("NTL Preferred Stock"). At the close of business on May 29, 1998: (i) 41,264,252 shares of NTL Common Stock were issued and outstanding; (ii) no shares of NTL Common Stock were held by NTL in its treasury; (iii) 117,465,922 shares of 13% Senior Redeemable Exchangeable Preferred Stock were issued and outstanding (the "NTL 13% Preferred"), (iv) 1,000,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance pursuant to a Rights Agreement, dated as of October 13, 1993, between NTL and Continental Stock Transfer & Trust Company (the "Rights Agreement"); (v) 7,260,726 shares of NTL Common Stock were reserved for issuance pursuant to the conversion of the 7% Convertible Subordinated Notes due 2008 ("2008 Notes") and 973,429 shares of NTL Common Stock were reserved for issuance upon the exercise of certain warrants (2008 Notes and such warrants, the "NTL Convertible Securities"); and (vi) 15,764,279 shares of NTL Common Stock were reserved for issuance pursuant to various NTL employee and director stock option (such options, collectively, the "NTL Common Stock Options"). Pursuant to an Agreement and Plan of Amalgamation (the "Amalgamation Agreement") dated February 4, 1998, between NTL and Comcast UK Cable Partners Limited, NTL will issue additional shares of NTL Common Stock and may issue new classes of NTL preferred stock. Except as set forth in this Section 3.3(c) and except for changes since May 29, 1998 resulting from the issuance of shares of NTL Common Stock pursuant to the conversion or exercise of NTL Convertible Securities or the exercise of NTL Employee Stock Options, as of the date hereof, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of NTL, (B) any securities of NTL or any NTL subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of NTL, (C) any warrants, calls, options or other rights to acquire from NTL or any NTL subsidiary, and any obligation of NTL or any NTL subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of NTL, and (y) there are no outstanding obligations of NTL or any NTL subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. As of the date hereof, there are no outstanding (A) securities of NTL or any NTL subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any NTL subsidiary, (B) warrants, calls, options or other rights to acquire from NTL or any NTL subsidiary, and any obligation of NTL or any NTL subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any NTL subsidiary or (C) obligations of NTL or any NTL subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of NTL subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

          (d) Authority; Noncontravention. NTL has all requisite corporate power and authority to enter into this Agreement to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by NTL and the consummation by NTL of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of NTL, including, if required, by the shareholders of NTL prior to the Closing Date. This Agreement has been duly executed and delivered by NTL and, assuming the due authorization, execution and delivery by Diamond and each Transferor, constitutes the legal, valid and binding obligations of NTL, enforceable against NTL in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy and similar laws or by general principles of equity (whether considered in a proceeding in equity or at law). Except as set forth in Section 3.3(d) of the NTL Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of NTL or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of NTL or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to NTL or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to NTL or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and

(iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on NTL or (y) reasonably be expected to impair the ability of NTL to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to NTL or any of its subsidiaries in connection with the execution and delivery of this Agreement by NTL or the consummation by NTL of the transactions contemplated by this Agreement, except for (1) such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (2) the receipt of the Required British Approvals; and (3) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on NTL or (y) reasonably be expected to impair the ability of NTL to perform its obligations under this Agreement.

          (e) SEC Documents; Undisclosed Liabilities. NTL has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 1997 (the "NTL SEC Documents"). As of their respective dates, the NTL SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such NTL SEC Documents, and none of the NTL SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of NTL included in the NTL SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of NTL and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto or
(ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither NTL nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on NTL.

          (f) Absence of Certain Changes or Events. Except as set forth in
Section 3.3(f) of the NTL Disclosure Schedule and except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 1997, NTL and its subsidiaries have conducted their business only in the ordinary course or as disclosed in any NTL SEC Document filed since such date and prior to the date hereof, and there has not been (i) any material adverse change in NTL, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of NTL's capital stock, (iii) any split, combination or reclassification of any of NTL's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of NTL's capital stock, except for issuances of NTL Common Stock upon conversion or exercise of NTL Convertible Securities or exercise of NTL Employee Stock Options, in each case, awarded prior to the date hereof in accordance with their present terms, (iv) except as required by a change in GAAP, any change in accounting methods, principles or practices by NTL materially affecting its assets, liabilities or business or (v) any tax election that individually or in the aggregate would have a material adverse effect on NTL or any of its tax attributes or any settlement or compromise of any material income tax liability.

          (g) Compliance with Applicable Laws; Litigation.

               (i) NTL, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of NTL and its subsidiaries (the "NTL Permits"), except where the failure to have any such NTL Permits individually or in the aggregate would not have a material adverse effect on NTL. NTL and its subsidiaries are in compliance with the terms of the NTL Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on NTL. As of the date of this Agreement, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to NTL or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of NTL, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (A) have a material adverse effect on NTL or (B) reasonably be expected to impair in any material way the ability of NTL to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

               (ii) Neither NTL nor any NTL subsidiary is subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have a material adverse effect on NTL.

         (h) Absence of Changes in Benefit Plans. Since March 31, 1998, there has not been any adoption or amendment in any material respect by NTL or any of its subsidiaries of any collective bargaining agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of NTL or any of its wholly owned subsidiaries (collectively, the "NTL Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any NTL pension plans, or any material change in the manner in which contributions to any NTL pension plans are made or the basis on which such contributions are determined.

         (i) ERISA Compliance.

               (i) With respect to the NTL Benefit Plans, no event has occurred and, to the knowledge of NTL, there exists no condition or set of circumstances, in connection with which NTL or any of its subsidiaries could be subject to any liability that individually or in the aggregate would have a material adverse affect on NTL under ERISA, the Code or any other applicable law.

               (ii) Neither NTL nor any of its subsidiaries has incurred any unsatisfied liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No NTL Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. To the knowledge of NTL, there are not any facts or circumstances that would materially change the funded status of any NTL Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. No NTL Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

          (j) Taxes. (i) Each of NTL and its subsidiaries has filed all material Tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on NTL. NTL and each of its subsidiaries has paid (or NTL has paid on its behalf) all Taxes shown as due on such returns, and the most recent financial statements contained in the NTL SEC Documents reflect an adequate reserve in accordance with GAAP for all Taxes payable by NTL and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

               (ii) No deficiencies for any Taxes have been proposed, asserted or assessed against NTL or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on NTL. The federal income tax returns of NTL and each of its subsidiaries consolidated in such returns for tax years through 1992 have closed by virtue of the applicable statute of limitations.

          (k) Tax Free Reorganization Matters.

               (i) NTL and Transferors each has adopted a plan of reorganization as provided in the Code and Treasury Regulations promulgated thereunder (the "Treasury Regulations") with respect to the intended qualification of the share exchange as a tax free reorganization within the meaning of Section 368(a)(1)(B) of the Code;

               (ii) To the best of NTL's knowledge, immediately after the exchange contemplated by this Agreement, NTL will own shares of Diamond's capital stock possessing at least eighty percent (80%) of the combined voting power of all the shares of capital stock of Diamond entitled to vote and at least eighty percent (80%) of each class of shares of capital stock of Diamond not entitled to vote;

               (iii) The transactions described in this Agreement have a "bona fide business purpose" as defined in the Treasury Regulations.

It is understood that neither NTL or Diamond is representing, warranting, covenanting or indemnifying as to the actual qualification of the share exchange under Section 368(a)(1)(B) of the Code.

          (l) Brokers. No broker, investment banker, financial advisor or other person, other than Donaldson, Lufkin & Jenrette, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of NTL.

          Section 3.6 No Counterclaim. Transferors undertake not to exercise any right of counterclaim or set off any claim or right of recovery against Diamond or any of its subsidiaries or any of their respective officers, employees, auditors or advisers in relation to any claim which may be made in respect of the warranties and representations contained in this Agreement.


                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

          Section 4.1(a) Conduct of Business by Diamond. Except as set forth in
Section 4.1(a) of the Transferors Disclosure Schedule, as otherwise contemplated by this Agreement or the transactions contemplated hereby as fairly disclosed in Diamond's capital expenditure budgets previously made available to NTL as part of the development of Diamond's business telecommunication business or as consented to by NTL in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this

Agreement to the Closing Date, Transferors shall cause Diamond and its subsidiaries to carry on their respective businesses in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations and use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Closing Date, Transferors shall not permit Diamond or any of its subsidiaries to:

               (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of Diamond to its parent, or by a subsidiary that is partially owned by Diamond or any of its subsidiaries, provided that Diamond or any such subsidiary receives or is to receive its proportionate share thereof, (w) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its shares, (x) split, combine, reclassify or vary any class rights attached to, any of its shares or issue or create or authorize the issuance of any shares or other securities or loan capital or (y) capitalize any amount standing to the credit of any reserve or purchase, redeem or otherwise acquire any shares or other securities or loan capital of Diamond or any of its subsidiaries or any rights, warrants or options to acquire any such shares or other securities or loan capital or otherwise reorganize its share capital (z) grant any option over any shares or other securities or loan capital or uncalled capital or issue any securities convertible into shares or other securities or loan capital;

               (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares or any other securities or loan capital or any rights, warrants or options to acquire, any such shares or other securities or loan capital (other than the issuance of ordinary shares upon the exercise of Stock Options outstanding as of the date hereof in accordance with their present terms or pursuant to the CGT Option Agreement in accordance with its present terms);

               (iii) amend its memorandum or articles of association or other comparable organizational documents;

               (iv) acquire or agree to acquire the shares or stock or other securities of any other body corporate or any portion of the assets of any business or any person;

               (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations) other than (A) in the ordinary course of trading consistent with past practice or (B) the sale, lease, license or other disposition of up to (pound)750,000 of such assets, in the aggregate;

               (vi) incur any indebtedness for borrowed money, other than pursuant to agreements or arrangements in effect as of the date hereof, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money in an amount that exceeds individually or in aggregate (pound)500,000;

               (vii) enter into any joint venture, partnership or European Economic Interest Grouping;

               (viii) enter into any contract or commitment or any transaction otherwise than (A) in the ordinary and usual course of business and
          (B) at arms' length and for full value;

               (ix) enter into any contract, commitment or arrangement with Transferors or any of their

          Affiliates or vary, supplement or amend such existing contract, commitment or arrangement (other than on terms no less favorable than would be obtained from unaffiliated third parties, and as approved by a resolution of the Board of Directors of Diamond that contains such a conclusion);

               (x) engage any employees or consultants having an annual salary in excess of (pound)100,000 or make a material change in the terms and conditions of employment or engagement or pension benefits of any employees or consultants;

               (xi) enter into any contract or commitment which either individually or in the aggregate may result in expenditure in excess of (pound)250,000 per month;

               (xii) enter into any material agreement, arrangement or understanding with respect to programming (except for the transaction with [newspaper]), software, the provisioning of cable modem internet services, billing, the provisioning of digital CATV services and/or the acquisition of set top boxes, switching equipment or other computer and/or telecommunications equipment with a value in excess of (pound)1 million;

               (xiii) make or change any material Tax election or method of accounting or settle any material Tax dispute or controversy; or

               (xiv) authorize, or commit or agree to take, any of the foregoing actions;

provided that the limitations set forth in this Section 4.1(a) (other than clause (iii)) shall not apply to any transaction between Diamond and any wholly owned subsidiary or between any wholly owned subsidiaries of Diamond. NTL shall treat as confidential any information which Diamond discloses to NTL in respect of any Affiliate and designates as confidential.

          (b) Other Actions. Except as required by law, Transferors undertake to NTL that they shall procure that Diamond and its subsidiaries shall not, and NTL undertakes to Transferors that it shall not and shall not permit any of its subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties given by Transferors (where this undertaking is given by Transferors) or by NTL (where this undertaking is given by NTL) set forth in this Agreement that are qualified as to materiality becoming untrue at the Closing Date (as if made at and as of such time), (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Closing Date (as if made at and as of such time), or (iii) any of the conditions set forth in Article VI not being satisfied.

          (c) Advice of Changes. At, or prior to, the date hereof, Transferors shall appoint one Transferor to act as the Transferors' Representative (the "Transferors' Representative"). The Transferors' Representative is set forth on
Section 4.1, (c) of the Transferors Disclosure Schedule. Each Transferor (through the Transferors' Representative) and NTL shall promptly advise the Transferors' Representative or NTL, as the case may be, orally and in writing to the extent it has knowledge of (i) any representation or warranty contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) any failure to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied under this Agreement and (iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on the truth of any of the representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

          Section 5.1 Access to Information; Confidentiality. Subject to the Confidentiality Agreement dated May 20, 1998, between NTL and Transferors (the "Confidentiality Agreement"), and subject to restrictions contained in confidentiality or other agreements to which such party is subject (which such party will use its reasonable efforts to have waived) and applicable law, Transferors undertake to NTL to procure that Diamond and its subsidiaries shall, and NTL undertakes to Transferors that it shall, and shall cause each of its subsidiaries to, afford to Transferors' Representative or NTL, as the case may be, and to the officers, employees, accountants, counsel, financial advisors and other representatives of Transferors' Representative or NTL, as the case may be, reasonable access during normal business hours during the period prior to the Closing Date to all the properties, books, contracts, commitments, personnel and records of Diamond and its subsidiaries (where the undertaking is given by Transferors) and of NTL and its subsidiaries (where the undertaking is given by
NTL) and, during such period, Transferors undertake to NTL to procure that Diamond and its subsidiaries shall, and NTL shall, and shall cause each of its subsidiaries to, furnish promptly to Transferors' Representative or NTL, as the case may be, (a) a copy of each report, schedule, registration statement and other document filed by Diamond or any of its subsidiaries (where the undertaken is given by Transferors) or by NTL or any of its subsidiaries (where the undertaken is given by NTL) during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning the business, properties and personnel of Diamond or any of its subsidiaries (where the undertaken is given by Transferors) or of NTL or any of its subsidiaries (where the undertaking given by NTL) as Transferors'

Representative or NTL, as the case may be, may reasonably request. No review pursuant to this Section 5.1 shall affect any representation or warranty given by any party hereto. Transferors' Representative shall be entitled to disclose any information received by it pursuant to this Section 5.1 to the other Transferors. Each Transferor will and NTL will, hold, and will use all reasonable efforts to cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

          Section 5.2 Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Without limitation of the foregoing, NTL shall, and Transferors shall procure that Diamond and its subsidiaries shall, promptly supply such information as is reasonably necessary to enable the confirmations and indications referred to in Section 6.1(a) to be obtained.

          (b) In connection with and without limiting the foregoing, Transferors and NTL shall (i) take all action necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement, or any of the other transactions contemplated by this Agreement and (ii) if any takeover statute or similar statute or regulation becomes applicable to this Agreement, or any other transaction contemplated by this Agreement, take all action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the transactions contemplated by this Agreement.

          Section 5.3 Stock Options and Stock Appreciation Rights. (a) In respect of all outstanding Stock Options issued under the Stock Plan, NTL shall permit each holder thereof to receive, at such holder's option, upon release of such holder's Stock Option that either is exercisable or not or will become, upon the Closing, exercisable under the Stock Plan, either (i) an option (the "NTL Option") to acquire, except as provided in paragraph (b) below, on the same terms and conditions as were applicable under such Stock Option, one share of NTL Common Stock for every four ordinary shares in Diamond subject to the Stock Option (to be adjusted in the same manner as provided for in Section 1.2) at an exercise price per share of NTL Common Stock (rounded to nearest whole cent) equal to (A) the aggregate exercise price for the ordinary shares in Diamond that are the subject of such Stock Option divided by (B) the aggregate number of whole shares of NTL Common Stock deemed to be subject to such Stock Option in accordance with the foregoing or (ii) that number of shares of NTL Common Stock (rounded down to the nearest whole number) as is equal to one share of NTL Common Stock for every four ordinary shares in Diamond subject to the Stock Option (to be adjusted in the same manner as provided for in Section 1.2) less that number of shares of NTL Common Stock (rounded to the nearest whole number) as is equal in value to (A) the aggregate exercise price for the ordinary shares in Diamond the subject of the Stock

Option divided by (B) the NTL Average Stock Price on the Closing Date.

          (b) With respect to the NTL Options issued as contemplated in paragraph (a) (x) 50% of each holders' NTL Options shall be exercisable from the Closing Date, (y) 25% shall be exercisable from the first anniversary date of the Closing Date and (z) 25% shall be exercisable from the second anniversary date of the Closing Date. Further, such NTL Options shall also be exercisable in full in the event that the holder of a Stock Option ceases to be an employee or director of any company in the NTL or Diamond group save where this is as a result of voluntary resignation or if such employee is dismissed as a result of his or her gross misconduct in circumstances entitling NTL summarily to dismiss the employee without prior notice under such employee's or director's service agreement and applicable law.

          (c) As soon as practicable after the date hereof, NTL (and if appropriate, the Transferors shall procure Diamond, jointly with NTL) shall deliver to the holders of Stock Options appropriate notices setting forth such holders' rights pursuant to the Stock Plan and the alternatives offered to them in accordance with Section 5.3(a) together with any form of release required to be executed by such holders.

          (d) No later than the Closing Date, NTL shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of NTL Common Stock issuable in accordance with clauses (i) and (ii) of Section 5.3(a). Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as NTL Options remain outstanding and until such time as the shares of NTL Common Stock subject to such NTL Options as issuable pursuant to clauses (i) and (ii) of Section 5.3(a) are no longer subject to resale restrictions under the Securities Act.

          Section 5.4 Fees and Expenses. Except as provided in Section 5.10 hereof, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated hereby are consummated. Transferors represent and undertake that no such fees and expenses have been or will be borne by Diamond or any of its subsidiaries.

          Section 5.5 Public Announcements. NTL will consult with the Transferors' Representative and each Transferor will, and will procure that Diamond and its subsidiaries will, consult with NTL before issuing, and provide the Transferors' Representative or NTL (as appropriate) the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as any party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

          Section 5.6 NASDAQ Quotation. NTL shall use reasonable best efforts to cause the NTL Common Stock issuable under Section 1.2 and Section 5.3 and upon exercise of NTL Options pursuant to Section 5.3 to be approved for quotation on the NASDAQ, subject to official notice of issuance, as promptly as practicable after the date hereof, and (except in respect to NTL Common Stock issuable upon excise of Adjusted Options) in any event prior to the Closing Date.

          Section 5.7 Covenant of Transferors. Each Transferor agrees that it will, and will cause its Affiliates to, vote any Voting Securities of NTL which they are entitled to vote to approve the matters that will be presented to the shareholders of NTL at the meeting called to approve the Amalgamation Agreement that are necessary to implement that agreement.

          Section 5.8 Covenant of NTL. If so required, as promptly as practicable after the date hereof, NTL shall take all necessary actions to convene a special meeting of its shareholders to authorize the transaction contemplated hereby.

          Section 5.9 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Closing Date, Transferors shall procure that neither Diamond nor any of its subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, Transferors shall procure that Diamond and its subsidiaries shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

          Section 5.10 Conveyance Taxes. NTL and Transferors shall, and Transferors shall procure that Diamond shall, cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration; and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Closing Date; provided, however, in the event that any stamp duty liability or obligation that arises in connection with the transaction contemplated hereby, such obligations shall be the obligations of NTL.

          Section 5.11 Debt Offers. NTL and Transferors will each use their respective reasonable best efforts to obtain, upon terms and conditions which are reasonably satisfactory to NTL, any required consents of the holders of the various debt securities of NTL and Diamond in order to permit the transactions contemplated hereby. The costs, fees and expenses payable by Diamond in connection with its debt offer, if required, shall be subject to the reasonable approval of NTL.

          Section 5.12 Confidential Information. Transferors undertake to NTL that they shall, and shall cause Diamond and its subsidiaries to, keep confidential and not at any time after the date of this Agreement disclose or make known in any way to anyone (other than NTL and Diamond) or use for their own or any other person's benefit any know-how or confidential information relating to any of the customers, suppliers or affairs of the businesses (including any prospective business) of Diamond or its subsidiaries or otherwise relating to the businesses of Diamond and its subsidiaries except information which is (i) in the public domain or (ii) becomes public knowledge through no fault of such Transferor or (iii) is required to be disclosed by court order or other government process or the disclosure of which is necessary to enable such Transferor to comply with applicable law or defend against claims. In the event that such Transferor shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, such Transferor shall promptly notify NTL and take, at the expense of NTL, all reasonably necessary steps requested by NTL to defend against the enforcement of such court order or other government process, and permit NTL to participate with counsel of its choice in any proceeding relating to the enforcement thereof.

          Section 5.13 Shareholders' Agreement. Each Transferor hereby agrees that the proposed transfer of the Shares to NTL pursuant to this Agreement shall be deemed to comply in all respects with the provisions of Schedule 2 to the Shareholders Agreement dated September 1, 1994 between European Cable Capital Partners, L.P., AmSouth Bank of Alabama, CGT Family Corporation, GS Capital Partners L.P., William W. McDonald and Diamond.

          Section 5.14 Bring-along for Optionholder Shares. Transferors covenant and undertake to NTL that insofar as the holders of Stock Options (including the CGT Family Corporation) ("Option Shareholders") shall validly exercise their Stock Options in accordance with the rules of the Stock Plan after the date of this Agreement to acquire ordinary shares in Diamond ("Option Shares") then Transferors will, in accordance with paragraph 8 of the Schedule to the Rules of the Stock Plan require the Option Shareholders to sell all of the Option Shares to NTL on the same terms and conditions as contained in this Agreement and Transferors shall take all steps and do all matters including the giving of a notice as may be necessary to achieve this and shall not withdraw the same unless authorized to do so by NTL.

          Section 5.15 Tag-along for Optionholders Shares. Without prejudice to the obligations of Transferors in section 5.14 NTL covenants with and undertakes to Transferors that in the event that any holders of Stock Options (including the CGT Family Corporation) shall validly exercise their Stock Options as described in section 5.14 then NTL shall offer to purchase from the Option Shareholders all of the Option Shares on the same terms and conditions as set out in this Agreement and that such offer shall remain capable for acceptance for a period of 14 days from the date on which it is made.

          Section 5.16 No change to Stock Options. Transferors covenant and undertake to NTL that they will procure that Diamond shall not, except as specifically contemplated herein or with the prior consent of NTL either (a) amend the rules of the Stock Plan or the Option Agreement (whether or not with the prior consent of the holders of Stock Options; or (b) approach, or despatch any document to, the holders of Stock Options.

          Section 5.17 Indemnification; Directors and Officers Insurance. NTL agrees to maintain for the benefit of Diamond's past and present directors and officers indemnification arrangements pursuant to Diamond's memorandum and articles of association and indemnification agreements in existence on the date hereof covering acts or omissions occurring at or prior to the Closing Date to the dame extent as are in place at the date of this Agreement. NTL shall also provide, for an aggregate period of not less than six years from the Closing Date, Diamond's current directors and officers with a directors' and officers' liability insurance policy that provides coverage for events occurring prior to the Closing Date that is no less favorable than Diamond's existing policy.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

          Section 6.1 Conditions to Each Party's Obligation to Effect the Closing. The respective obligation of each party to effect the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Required British Approvals. The following shall have occurred:

               (i) NTL shall have received a written indication from The Secretary of State for Trade and Industry ("DTI"), from the Independent Television Commission ("ITC"), in terms reasonably satisfactory to NTL and from the Radio Communications Agency ("RCA"), to the effect that the Closing will not lead to the revocation of any licenses (issued pursuant to the Cable and Broadcasting Act 1984 or the Broadcasting Act 1990 (as amended) or the Broadcasting Act 1996 or the revocation of any of the telecommunications or wireless telegraphy licenses or RCA licences (issued by the DTI or by the RCA acting for the DTI pursuant to the Telecommunications Act 1984 or the Wireless Telegraphy Act 1949) which are held by Diamond or any of its subsidiaries, except for any licenses the loss of which would not have a material adverse effect on Diamond;

               (ii) NTL shall have received written confirmation from the Office of Telecommunications, in terms reasonably satisfactory to NTL, that the Director General has not after the date hereof (a) issued any directions to Diamond or any of its subsidiaries in connection with their telecommunications licenses issued pursuant to the Telecommunications Act 1984 or their wireless telegraphy licenses issued pursuant to the Wireless Telegraphy Act 1949, (b) given notice to Diamond or any of its subsidiaries of its intention to make modifications to such licenses (other than modifications which are to be made to all or substantially all of the licenses issued pursuant to the Telecommunications Act 1984 or the Wireless Telegraphy Act 1949 (as appropriate), or (c) taken and has no intention to take any steps pursuant to Section 16, 17 or 18 of the Telecommunications Act 1984 or the Wireless Telegraphy Act 1948 in relation to enforcement of any such licenses, except for, in the case of clause (a), such directions, in the case of clause (b), such modifications, or, in the case of clause (c), such enforcement steps as would not have a material adverse effect on Diamond;

               (iii) NTL shall have received written confirmation from the ITC, in terms reasonably satisfactory to NTL, that the ITC has not after the date hereof (a) issued any directions to Diamond or any of its subsidiaries in connection with any license issued pursuant to the Cable and Broadcasting Act 1984 or the Broadcasting Act 1990 (as amended) or the Broadcasting Act 1996, (b) given notice to Diamond or any of its subsidiaries of its intention to make modifications to any such license (other than modifications which are to be made to all or substantially all licenses issued pursuant to the Cable and Broadcasting Act 1984 or the Broadcasting Act 1990 (as amended) or the Broadcasting Act 1996 as the case may be), or (c) taken and has no intention to take any steps in relation to enforcement of any such license, except for, in the case of clause (a), such directions, in the case of clause (b), such modifications, or, in the case of clause
          (c), such enforcement steps as would not have a material adverse effect on Diamond;

               (iv) the Office of Fair Trading shall have indicated to NTL, in terms reasonably satisfactory to NTL, either that the transaction contemplated hereby does not qualify for investigation by the Monopolies and Mergers Commission pursuant to the Fair Trading Act 1973 or that The Secretary of State for Trade and Industry has decided not to refer the transactions contemplated hereby to the Monopolies and Mergers Commission;

          (b) Governmental and Regulatory Approvals. Other than the Required British Approvals (which are addressed in Sections 6.1(a), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Diamond, NTL or any of their subsidiaries to consummate the transactions contemplated hereby, the failure of which to be obtained or taken
(i) is reasonably expected to have a material adverse effect on NTL or Diamond or (ii) will result in a material violation of any laws, shall have been obtained, all in form and substance reasonably satisfactory to Transferors' Representative and NTL.

          (c) NTL Shareholders' Approval. If so required under applicable law or stock exchange (including NASDAQ) regulation, a resolution shall have been passed at a special meeting of shareholders of NTL, convened after proper notice to, and/or waiver of such notice by, the shareholders, with a quorum of the shareholders present or represented, to approve the transactions contemplated hereby.

          (d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the transactions contemplated hereby, or (ii) which otherwise is reasonably likely to have a material adverse effect on Diamond or NTL, as applicable; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (e) NASDAQ Quotation. The shares of NTL Common Stock issuable to Transferors as contemplated by Section 1.2 and the shares of NTL Common Stock issuable upon exercise of Adjusted Options pursuant to Section 5.3 shall have been approved for quotation on the NASDAQ, subject to official notice of issuance.

          (f) Required Consents. NTL or Transferors, as the case may be, shall have obtained (or in the case of Transferors, shall have caused Diamond to obtain) all consents designated as "Required Consents" in the NTL Disclosure Schedule or the Transferors Disclosure Schedule (as applicable).

          Section 6.2 Conditions to Obligations of NTL. The obligation of NTL to effect the transactions contemplated hereby is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Transferors set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on NTL (assuming the consummation of the transactions contemplated herein) or Diamond.

          (b) Performance of Obligations of Transferors. Transferors shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c) All steps required to be taken by Diamond in accordance with section 5.3(a) shall have been taken.

          (d) No Material Adverse Change. As of the Closing Date, there shall not have occurred any material adverse change relating to Diamond from the date hereof.

          Section 6.3 Conditions to Obligations of Transferors. The obligation of Transferors to effect the transactions contemplated hereby is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of NTL set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality," or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on NTL.

         (b) Performance of Obligations of NTL. NTL shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) No Material Adverse Change. As of the Closing Date, there shall not have occurred any material adverse change relating to NTL from the date hereof.

          (d) Registration Rights. NTL shall have executed a Registration Rights Agreement implementing the terms set forth on Exhibit 6.3(d).

          (g) Tax Opinion Transferors shall have received an opinion, dated the Closing Date, from Sullivan & Cromwell, counsel to Diamond, in form and substance reasonably satisfactory to Transferors substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion, for federal income tax purposes the share exchange will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and NTL and Diamond will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Sullivan & Cromwell may receive and rely upon representations from NTL, Diamond and others.

          Section 6.4 Frustration of Closing Conditions. None of NTL or Transferors may rely on the failure of any condition set forth in Section 6.1,
6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by the failure by any of the Transferors (in the case of the Transferors) or by NTL (in the case of NTL) to use best efforts to consummate the transactions contemplated by this Agreement, as required by and subject to Section 5.2.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

          Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by mutual written consent of NTL and the Majority Transferors (for the purposes of this Article VII, Transferors holding two-thirds or more of the aggregate number of Shares shall constitute the "Majority Transferors");

          (b) by either NTL or the Majority Transferors:

               (i) if the Closing shall not have been consummated by January 31, 1999 (the "End Date"), except if such failure is due to a material breach of this Agreement by the party seeking to terminate;


               (ii) if any Restraint having any of the effects set forth in
          Section 6.1(d) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used best efforts to prevent the entry of and to remove such Restraint; or

               (iii) if so required, NTL shall have failed to acquire the authorization of its shareholders as contemplated in Section 6.1(c) hereof.

          (c) by NTL, if any Transferor shall have breached or failed to perform in any material respect any of their respective warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and such condition is incapable of being satisfied by the End Date;

          (d) by Transferors, if NTL shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and such condition is incapable of being satisfied by the End Date; or

          (e) by the Majority Transferors if (i) as of a date not more than three Business Days before the expected Closing Date, the NTL Average Stock Price determined as of such date is less than $36.00, (ii) notice shall have been provided to NTL hereunder of an intent to terminate and (iii) within one Business Day of receipt of such notice, NTL shall not have agreed (by notice to the Majority Transferors) to increase the consideration payable per each four ordinary shares such that the value of such consideration shall be $36.00 per share or more at such time.

          Section 7.2 Effect of Termination. In the event of termination of this Agreement by Transferors or NTL as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of NTL or Transferors, other than the provisions of Section 3.1(j), 3.2(d), 3.3(l), the last sentence of Section 5.1, Section 5.4 and this Section 7.2, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          Section 7.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties; provided that each of the Transferors agrees to be bound by any amendment approved by and entered into by the Majority Transferors ; provided, however, that any amendment that has or could reasonably be expected to have a disproportionate adverse effect on one Transferor but that does not similarly affect all Transferors will also require the approval of the affected Transferor.

          Section 7.4 Extension; Waiver. Each Transferor hereby agrees and irrevocably appoints the Transferors' Representative to waive or extend any provision of this Agreement. At any time prior to the Closing Date, NTL or the Transferors' Representative may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other with any of the agreements or conditions contained in this Agreement. Any agreement on the part of NTL or the Transferors' Representative to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of NTL or the Transferors' Representative to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          Section 7.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 shall, in order to be effective, require, in the case of NTL or any Transferor who is a body corporate, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

          Section 8.1 Survival of Representations, Etc. All statements contained in the respective Disclosure Schedules or in any certificate or instrument of conveyance delivered by or on behalf of any party pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by such party hereunder. Except for the representations and warranties of Transferors set forth in Section 3.2 hereof, neither the representations and warranties of Transferors and NTL nor their respective covenants (except for those expressly to be performed after the Closing Date) contained herein shall survive the Closing Date. For the avoidance of doubt, neither the Transferors nor NTL shall have any liability for a breach of any representation, warranty or covenant under this Agreement (except for any breach by such Transferor of its representations and warranties in Section 3.2 hereof or the breach of any covenant by such Transferors expressly to be performed after the Closing Date in which case only the Transferor that has committed such breach of a representation and warranty or such breach of a covenant shall have any liability therefor) and the sole remedy of the parties hereunder for any such breach (subject to the above exception) shall be termination of this Agreement pursuant to Section 7.1.

          Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)  if to NTL, to:

                  NTL Incorporated
                  110 East 59th Street
                  New York, New York  10022
                  Telecopy No.:  (212) 906-8497
                  Attention:  Richard J. Lubasch

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York 10022
                  Telecopy No.:  (212) 735-2000
                  Attention:  Thomas H. Kennedy

                  and to:

                  Travers Smith Braitwaite
                  10 Snow Hill,
                  London, England ECIA 2AL
                  Telecopy:(011) 44 171 236-3728
                  Attention:  Spencer Summerfield / Simon Jay

                  (b) If to Transferors, to:

                  European Cable Capital Partners, L.P.
                  85 Broad Street
                  New York, NY  10004
                  Telecopy No.:
                  Attention:

                  AmSouthBank of Alabama, as Trustee
                  1901 Sixth Avenue North, Third Floor
                  Harbert Plaza
                  Birmingham, AL  35203
                  Telecopy No.:
                  Attention:

                  DCI Capital Partners
                  9830 Wilshire Boulevard
                  Beverly Hills, CA  90212
                  Telecopy No.:
                  Attention:

                  Investor Investments AB
                  Arsenalsgatan 8c
                  P.O. Box 161574, S-103 24
                  Stockholm, Sweden
                  Telecopy No.:
                  Attention:

                  Booth English Cable Inc.
                  33 West Fort St., Suite 1230
                  Detroit, MI  48226
                  Telecopy No.:
                  Attention:

                  With a copy to:

                  ECE Management, Inc.
                  P.O. Box 499
                  Carmel, IN  46032
                  Telecopy No.:
                  Attention:  Robert T. Goad

                  With a copy to:

                  Sullivan & Cromwell
                  9a Ironmonger Lane
                  Telecopy:  44-171-710-6565
                  Telephone: 44-171-710-6500
                  Attention: Scott D. Miller

          Section 8.3 Definitions. For purposes of this Agreement:

          (a) an "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

          (b) "knowledge" of any person means the actual knowledge of such person or, where such person is a corporation, such person's executive officers or senior management of such person's operating divisions and segments person, in each case after due inquiry which shall include, where it is the knowledge of the Transferors, after making due enquiry of the board of directors and senior management of Diamond and its subsidiaries;

          (c) "material adverse change" or "material adverse effect" means, when used in connection with Diamond or NTL, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole, other than changes, effects, events, occurrences or facts caused by changes in general economic or securities market conditions, changes that affect the U.K. cable industry generally or changes in the business of Diamond that result from the announcement or proposed consummation of the transactions contemplated hereby, and the terms "material" and "materially" have correlative meanings;

          (d) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

          (e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting Partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

          (f) "Business Day" shall mean a day on which both (i) NASDAQ if functional for a normal trading day and (ii) banks in the City of New York are open for business;

          (g) "NTL Average Stock Price" shall mean the volume-weighted average of the average high and low sales prices of the NTL Common Stock or NASDAQ for each of the twenty trading days ending on the trading day prior to the date of determination;

          (h) "Required British Approval" shall mean those approvals and contents set forth in Section 6.1(a);

          (i) "in the approved term" shall mean a document, the terms, condition and form of which have been agreed by the parties to this Agreement and a copy of which has been identified as such and initialed by or on behalf of NTL and the Transferor's Representative.

          Section 8.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

          Section 8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) are not intended to confer upon any person other than the parties any rights or remedies.

          Section 8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

          Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party; provided, however, that NTL have the right, at any time at or prior to the Closing, to designate in writing, in accordance with applicable law, one or more of its direct or indirect wholly owned subsidiaries or a holding company formed in compliance with Section 251(g) of the Delaware General Corporation Law to purchase, in whole or in part, the Shares on the terms set out in this Agreement, and NTL shall remain jointly and severally liable with its designee(s) under this Agreement following such designation. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          Section 8.9 Consent to Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of New York or a New York state court.

          Section 8.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          Section 8.12 Liability of AmSouth in its Corporate Capacity. Notwithstanding anything to the contrary in this Agreement: (a) AmSouth Bank N.A. ("AmSouth") has entered into this Agreement solely as trustee of the trusts listed in the signature pages hereto and shall have no liability whatsoever in its corporate capacity for any acts taken or omitted to be taken by it under this Agreement or otherwise in connection with the transactions provided for herein; (b) any liability of AmSouth under this Agreement or otherwise in connection with the transactions contemplated herein shall be limited to and satisfied only from the assets of the relevant trusts now or hereafter held by AmSouth, as trustee; and (c) if AmSouth shall resign, be removed, or otherwise cease to serve, as trustee of any of the trusts, AmSouth shall be fully discharged from any and all liability that it may have incurred under this Agreement or otherwise in connection with the transactions provided for herein, in its capacity as trustee of such trusts.

          IN WITNESS WHEREOF, NTL and Transferors have caused this Agreement to be signed by them or their respective officers thereunto duly authorized, all as of the date first written above.


            NTL INCORPORATED


               By: /s/ Richard J. Lubasch
                  --------------------------------
                  Name:  Richard J. Lubasch
                  Title: Senior Vice President


                                                         Number of                 Number of
               TRANSFERORS:                            Ordinary Shares          Deferred Shares

               EUROPEAN CABLE CAPITAL
               PARTNERS, L.P.



               By: /s/ Richard Friedman                39,447,443                       0
                  --------------------------------
                  Name:  Richard Friedman
                  Title: Attorney-in-fact


               AMSOUTH BANK OF ALABAMA,
               (No. 2 ACCOUNT)



               By: /s/ Amy E. Staats                   2,187,570                        2
                  --------------------------------
                  Name:  Amy E. Staats
                  Title: Trust Officer


               AMSOUTH BANK OF ALABAMA
               (NO. 3 ACCOUNT)



               By: /s/ Amy E. Staats                   2,187,570                        1
                  --------------------------------
                  Name:  Amy E. Staats
                  Title: Trust Officer


                                                         Number of                 Number of
                                                       Ordinary Shares          Deferred Shares

               AMSOUTH BANK OF ALABAMA
               (NO. 4 ACCOUNT)



               By: /s/ Amy E. Staats                   2,187,556                        1
                  --------------------------------
                  Name:  Amy E. Staats
                  Title: Trust Officer


               AMSOUTH BANK OF ALABAMA
               (NO. 5 ACCOUNT)



               By: /s/ Amy E. Staats                   2,187,556                        1
                  --------------------------------
                  Name:  Amy E. Staats
                  Title: Trust Officer



               BRIDGE STREET FUND 1996, L.P.



               By: /s/ Richard Friedman                497,370                          0
                  --------------------------------
                  Name:  Richard Friedman
                  Title: Attorney-in-fact


               CGT FAMILY CORPORATION



               By: /s/ Gary E. Davis                   35,000                           1
                  --------------------------------
                  Name:  Gary E. Davis
                  Title: President


                /s/ Sanford R. Climan                  76,923                           0
               ------------------------------------
               SANFORD R. CLIMAN


               GS CAPITAL PARTNERS, L.P.


               By: /s/ Richard Friedman                1,249,115                        0
                  --------------------------------
                  Name:  Richard Friedman
                  Title: Attorney-in-fact


                                                         Number of                 Number of
                                                       Ordinary Shares          Deferred Shares


                /s/ William White McDonald             503                              0
               ------------------------------------
               WILLIAM WHITE MCDONALD


               STONE STREET FUND 1996, L.P.


               By: /s/ Richard Friedman                733,399                          0
                  --------------------------------
                  Name:  Richard Friedman
                  Title: Attorney-in-fact


               DCI CAPITAL PARTNERS


               By: /s/ Michael Ovitz                   3,909,754                        0
                  --------------------------------
                  Name:  Michael ovitz
                  Title: General Partner


               INVESTOR INVESTMENTS AB


               By: /s/ Thomas Nilsson                  3,909,754                        0
                  --------------------------------
                  Name:  Thomas Nilsson
                  Title: Managing Director


               BOOTH ENGLISH CABLE, INC.


               By: /s/ Ralph H. Booth, II              529,292                          0
                  --------------------------------
                  Name:  Ralph H. Booth, II
                  Title: President